Exhibit 99.1

PHARMACOPEIA ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2003 FINANCIAL RESULTS

Q4 Net Income Increases 36% on Higher Revenue

Company Provides Guidance for 2004

Princeton, New Jersey, February 5, 2004 – Pharmacopeia, Inc. (Nasdaq: PCOP) today announced results for the fourth quarter and twelve months ended December 31, 2003.

For the quarter ended December 31, 2003, Pharmacopeia reported operating income of $7.9 million, a 49% increase over the $5.3 million reported in the quarter ended December 31, 2002.  Total revenue for the 2003 fourth quarter increased by 5% over the prior year quarter, from $37.4 million to $39.1 million in the quarter ended December 31, 2003.  Drug Discovery revenue was $7.5 million in the 2003 fourth quarter, an increase of 21% over the $6.2 million reported in 2002.  Software revenue increased to $31.6 million in the 2003 fourth quarter from $31.2 million reported in the prior year quarter.  Net income for the 2003 fourth quarter increased 36%, to $7.9 million, or $0.32 per diluted share, from $5.8 million, or $0.24 per diluted share, in the fourth quarter of 2002. Included in the current quarter net income were expenses of $700,000, or ($.03) per share, incurred in the quarter in connection with the planned spin-off of Pharmacopeia Drug Discovery, Inc. (PDD) to Pharmacopeia stockholders.  At December 31, 2003, Pharmacopeia had cash, cash equivalents and marketable securities of approximately $134 million and no debt.

“We are pleased with the improvement in our operating profits and net income in the fourth quarter,” said Dr. Joseph A. Mollica, Chairman, President and CEO.  “At PDD, in addition to the solid improvement in revenue, our collaborations with Daiichi Pharmaceutical Co. and Schering-Plough produced compounds which began human trials during the quarter.  Together with the compound resulting from our collaboration with Bristol-Myers Squibb, we now have three therapeutic candidates in the clinical testing phase.”

“As we prepared for the 2003 calendar year, we recognized that increasing consolidated revenue for the year would be quite difficult in the prevailing market environment,” Dr. Mollica added.  “In response to the challenging conditions, we commenced a number of new PDD collaborative partnerships and continued our rapid pace of new software introductions while implementing strict cost containment measures.   In spite of only a modest increase in software revenue in the fourth quarter, we significantly improved Accelrys’ operating results while better positioning the unit to capitalize on emerging opportunities. “

Total 2003 revenue was $115.1 million, down 8% from $124.4 million reported in 2002. Software revenue decreased to $85.6 million in 2003 from $95.1 million in 2002, while Drug

Discovery revenue increased slightly to $29.5 million in 2003 from $29.3 million in 2002.  Notwithstanding the lower revenue reported for 2003 Pharmacopeia reported substantially improved operating results as compared to the 2002 calendar year.   Cash flow from operations increased to $2.5 million in 2003 from $1.0 million in 2002.  Further, Pharmacopeia reduced its loss from operations for 2003 to ($5.7) million from ($14.9) million in 2002 (which 2002 operating loss included a restructuring charge of ($4.3) million).  The net loss for the year ended December 31, 2003 was lowered to ($3.5) million, or ($0.15) per share, from ($11.6) million, or ($0.49) per share, reported in 2002.  The net loss for 2003 included the $700,000, or ($0.03) per share, in costs incurred in the quarter relating to the planned PDD spin-off.  Included in the 2002 net loss was the restructuring charge of ($4.3) million, or ($0.18) per share.

“Despite the sluggish revenue environment, 2003 was a year of significant scientific accomplishment and financial progress for Pharmacopeia,” continued Dr. Mollica.  “Three compounds from PDD collaborations began human trials in 2003 and a total of seven milestone payments were received during the year from our pharmaceutical partners, based on clinical achievements by PDD and our collaborators.  We also renewed our multi-year collaboration with Schering-Plough during 2003, continuing our longest-standing research partnership.  Increasingly, we are confident that we are demonstrating the value of our approach to drug discovery, particularly the benefits to pharmaceutical researchers of the unique, highly sophisticated chemistry we have developed.”

“At Accelrys, we focused in 2003 on improving the efficiency of our operations while timely delivering new applications to our pharmaceutical, biotechnology and industrial chemical customers.  From 2002 to 2003 alone, we reduced operating expenses at Accelrys by approximately $12 million, excluding restructuring charges and adjustments,” Dr. Mollica said.

Building on its 2002 restructuring, which focused on lowering selling, general and administrative expenses, in January 2004 Accelrys commenced a reconstitution of its R&D Group.  Through this action, Accelrys will increase its worldwide workforce of engineers and scientists devoted to the development of new products and the improvement of existing applications.  Accelrys is in the process of hiring new professionals in its Cambridge, U.K. and Bangalore, India Centers of Excellence to offset reductions in staff made in its San Diego Center.  As a result of these and other internal initiatives, the Company estimates that Accelrys will generate net annual operating expense savings of $1.5 million to $2.0 million.

The Company also announced that it is undertaking a consolidation of PDD’s facilities in the Princeton, New Jersey area.  The consolidation, expected to be completed in the first quarter of 2004, involves the expansion of one of PDD’s existing laboratories, the lease of additional laboratory space at a new adjacent facility, and the abandonment of PDD’s other current laboratory.  Dr. Mollica commented, “This facility consolidation will co-locate all of PDD’s scientific staff and other employees on the same campus.  We expect that the action will facilitate greater professional interaction among our scientific teams while improving the overall efficiency of our laboratory operations.”  The annual reduction in PDD’s operating costs from the consolidation is estimated to be approximately $2.0 million.

With regard to financial guidance, John J. Hanlon, Pharmacopeia’s Chief Financial Officer, said:

•                  “As we have previously announced, the Company’s Board of Directors has approved the change of our fiscal year-end from December 31 to March 31.  This change will be effective April 1, 2004.  The current quarter (ending March 31, 2004) will be reported as a transition period for Pharmacopeia and will include the Company’s consolidated results, including the results of both Accelrys and PDD, for the period January 1, 2004 through the date that the spin-off of PDD is completed.”

•                  “Historically, we have not provided guidance on our quarterly performance. As we have stated in prior releases and earnings calls, our first calendar quarter usually has not been a good predictor of our ultimate annual performance.  We will, consistent with prior practice, provide guidance for Accelrys’ upcoming fiscal year, as well as Drug Discovery’s current fiscal year.”

•                  “As previously announced, we have implemented, as of the beginning of this calendar year, a new license offering at Accelrys, which will require subscription accounting.  The accounting for this new license offering will significantly affect our reported revenue beginning with the current quarter and carrying on to the next fiscal year.”

•                  “We expect Accelrys revenue for the year beginning April 1, 2004 and ending March 31, 2005 (which will constitute Accelrys’ fiscal year 2005) to be significantly lower than in the twelve-month period ending March 31, 2004, principally as a result of the way we will recognize revenue under the new license offering referenced above.  Under this new license, revenue will be recognized ratably over the license term.  This contrasts sharply with our typical annual license offering, in which we recognize 64% of the license revenue in the quarter in which the license is executed and amortize the other 36% of the revenue over the remaining term of the contract to reflect the costs of post-sales support.  The revenue recognition for the new license is even more dramatic when compared to our traditional perpetual license offering, in which we recognize 85% of the license revenue in the quarter in which the contract is executed and amortize the remaining 15% of the revenue over the term of a one-year maintenance agreement.  For example, under our former annual license structure, if we were to enter into a one-year license generating $100,000 in revenue, we would have recognized $64,000 of the revenue when the software was shipped and recognized the remaining $36,000 of the revenue ratably over the contract term.  Similarly, in the case of our perpetual license offering, completed on similar terms, we would have recognized $85,000 of the revenue when the product was shipped and the remaining $15,000 of the revenue ratably over the term of the one-year maintenance agreement.  In contrast to both our annual and perpetual license offerings, on similar terms, under the new license offering we would recognize only one-twelfth of the revenue, or $8,333, in the month the product is shipped, and $8,333 in each of the remaining months during the term of the contract.  To further illustrate the point, if over the next twelve months we were to book the same amount of orders as in calendar 2003, in the same mix of annual and perpetual licenses and at the same time during the quarter as in 2003, total revenue recognized for those 12 months would be about $10 million lower than in 2003.   The unrecognized revenue, amortized over the remaining term of the agreement, will be accounted for as “deferred revenue” on the Accelrys balance sheet.  We expect that, at the end of about five quarters from now, the significant impact of the subscription accounting for this new license offering on Accelrys’ recognized revenue and deferred revenue will be largely ameliorated.  As a means to assist our stockholders to better understand the performance of our software business in these quarters and thereafter, we will discuss in greater detail Accelrys’ orders and deferred revenue balances.”

•                  “As noted above, Pharmacopeia’s consolidated results for the quarter ending March 31, 2004 will include charges relating to the consolidation of laboratory facilities and relocation of employees at PDD and the reorganization of the Accelrys R&D Group.  In addition, assuming the spin-off of PDD is completed by March 31, 2004, related costs including legal fees, audit expenses, printing charges and severance will be incurred in the first calendar quarter of 2004.  Our current estimate of the total of these charges planned for the 2004 first quarter ranges from $11 million to $12 million.”

•                  “At Accelrys, with regard to the fiscal year beginning April 1, 2004 and ending March 31, 2005 (or Accelrys’ fiscal year 2005), we expect orders to increase modestly when compared to the twelve-month period ending March 31, 2004.  However, due to the required accounting for our new license offering described above, we expect Accelrys revenue for fiscal 2005 to be substantially lower than in the twelve-month period ending March 31, 2004.  For this reason, we also expect that deferred revenue at Accelrys will be significantly higher at March 31, 2005 than at March 31, 2004.  We expect to provide more specific guidance concerning fiscal 2005 in our next earnings release.”

•                  “Upon completion of the spin-off, we expect that PDD’s fiscal year-end will be December 31.  We further expect PDD’s revenue for the current year ending December 31, 2004 to be higher than in the 2003 calendar year.  Again, more specific guidance concerning 2004 PDD revenue will be provided in PDD’s first public earnings release.”

Dr. Joseph A. Mollica, Chairman, President and CEO, will host an investor conference call later today.  Forward looking and material information may be discussed on this conference call.

Conference call numbers are as follows:

Domestic Callers:	800-360-9865
International Callers:	973-317-1168
Webcast information can be accessed through:	www.pharmacopeia.com

A replay of the conference call, which can be accessed by dialing toll-free (800) 428-6051,

and outside the U.S. by dialing (973) 709-2089, will be available for 2 weeks.  The access code for the replay is 330794.

Pharmacopeia (www.pharmacopeia.com) is a leader in enabling science and technology that accelerates and improves the drug discovery and chemical development processes.  Pharmacopeia’s Drug Discovery business (PDD) integrates proprietary small molecule combinatorial and medicinal chemistry, high-throughput screening, in-vitro pharmacology, computational methods and informatics to discover and optimize lead compounds.  Pharmacopeia’s software subsidiary, Accelrys, develops and commercializes molecular modeling and simulation software for the life sciences and materials research markets, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis.  Pharmacopeia is headquartered in Princeton, New Jersey.

Contact:
John J. Hanlon
Chief Financial Officer
(609) 452-3600
irreq@pharmacop.com

###

When used anywhere in this document, the words “expects”, “believes”, “anticipates”, “estimates” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia.  Pharmacopeia has based these forward-looking statements on its current expectations about future events.  Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Pharmacopeia’s strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, completion of the spin-off of PDD and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its most recent report on Form 10-K and subsequent reports on Form 10-Q.  All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings.  These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document.  These forward-looking statements speak only as of the date of this document.  Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Tables Follow

PHARMACOPEIA, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share data)

Statements of Operations

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2003	2002	2003	2002
Revenue:
Software license, service and other	$31,577	$31,198	$85,561	$95,104
Drug discovery services	7,546	6,162	29,503	29,304
Total revenue	39,123	37,360	115,064	124,408

Cost of revenue:
Software license, service and other	4,507	5,742	19,845	21,575
Drug discovery services	5,450	4,376	22,157	19,080
Total cost of revenue	9,957	10,118	42,002	40,655
Gross margin	29,166	27,242	73,062	83,753
Operating costs and expenses:
Research and development	5,806	6,059	22,029	27,868
Sales, general and administrative	15,457	15,887	57,133	66,423
Restructuring	—	—	(384)	4,340
Total operating costs and expenses	21,263	21,946	78,778	98,631
Operating income (loss) from continuing operations	7,903	5,296	(5,716)	(14,878)
Spin-off transaction costs	(700)	—	(700)	—
Interest and other income, net	942	663	4,179	3,915
Income (loss) from continuing operations before tax provision	8,145	5,959	(2,237)	(10,963)
Provision for income taxes	292	173	1,260	664
Net income (loss)	$7,853	$5,786	$(3,497)	$(11,627)

Net income (loss) per share
Basic	$0.33	$0.25	$(0.15)	$(0.49)
Diluted	$0.32	$0.24	$(0.15)	$(0.49)

Weighted average shares of common stock outstanding
Basic	23,870	23,529	23,752	23,512
Diluted	24,926	23,643	23,752	23,512

PHARMACOPEIA, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands)

Balance Sheets

	December 31, 2003	December 31, 2002
Cash, cash equivalents and marketable securities	$134,055	$141,071
Trade receivables, net	42,082	35,571
Other assets, net	63,530	63,463
Total assets	$239,667	$240,105

Current liabilities	$51,148	$52,002
Long-term liabilities	5,249	4,766
Total stockholders’ equity	183,270	183,337
Total liabilities and stockholders’ equity	$239,667	$240,105